Exhibit 21.1

SUBSIDIARIES OF DUCK CREEK TECHNOLOGIES, INC.

Subsidiary	Jurisdiction of Incorporation or Formation
Agencyport Software Corporation	Delaware
Agencyport Software US Incorporated	Delaware
DCT Security Company, Inc.	Delaware
Disco Topco Holdings (Cayman) L.P.	Cayman Islands
Duck Creek Technologies LLC	Delaware
Duck Creek Technologies India LLP	India
Duck Creek Technologies Limited	United Kingdom
Duck Creek Technologies Pty Ltd.	Australia
Duck Creek Technologies Spain, S.L.	Spain
Outline Systems LLC	Delaware
Yodil LLC	North Carolina